                                                FILED PURSUANT TO RULE 424(b)(3)
                                                              FILE NO. 333-84840

PROSPECTUS
----------

                             AMERIGON INCORPORATED

                             10,157,047 Shares of
                                 Common Stock
                             ____________________

This prospectus relates to resales of shares of our common stock or interests therein issuable from time to time, including:

    .  6,253,970 shares of our outstanding common stock; and

    . 3,903,077 shares of our common stock issuable upon the exercise of warrants.

These shares of common stock and/or warrants to purchase common stock were issued by Amerigon to the following entities, who we refer to in this prospectus as the selling securityholders: Big Beaver Investments, LLC, Ferrotec Corporation, MicroCapital Fund LP, MicroCapital Fund Ltd., Roth Capital Partners, LLC, Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P., and Special Situations Technology Fund, L.P. This offering is not being underwritten.

We will not receive any proceeds from the sale of these shares. Upon the exercise of warrants by payment of cash, however, we will receive the exercise price of the warrants, which with respect to 3,576,990 shares is initially $2.00 per share and with respect to 326,087 shares is $1.15 per share.

The selling securityholders identified in this prospectus (which term as used herein includes their pledges, donees, transferees or other successors-in-interest) may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Amerigon Incorporated's common stock is traded on The Nasdaq SmallCap Market under the ticker symbol "ARGN." On April 3, 2002, the closing sale price of the common stock, as reported by Nasdaq, was $3.50 per share. You are urged to obtain current market quotations for our common stock.

                            _______________________

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is April 3, 2002.

                               TABLE OF CONTENTS
                                                              Page
                                                              ----
          Forward-Looking Statements........................     2
          Prospectus Summary................................     3
          Risk Factors......................................     5
          Use of Proceeds...................................    13
          Selling Securityholders...........................    14
          Plan of Distribution..............................    16
          Description of Securities to be Registered........    18
          Legal Matters.....................................    19
          Experts...........................................    19
          Available Information.............................    20
          Information Incorporated by Reference.............    20

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents it incorporates by reference contain forward-looking statements. Forward-looking statements relate to future periods and include descriptions of our plans, objectives, and underlying assumptions for future operations, our market opportunities, our acquisition opportunities, and our ability to compete.

     Generally, "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue" and similar words identify forward-looking statements. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties that can cause actual results to differ materially. For information on these risks and uncertainties, see the "Risk Factors."

     We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. Forward-looking statements are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

     As used in this prospectus, "Company," "we," "us" and "our" refer to Amerigon Incorporated and its affiliates.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus or incorporated by reference herein. Investors should also carefully consider the information set forth under "Risk Factors" beginning on page 5.

                                  The Company

     We design, develop, market and manufacture proprietary high technology electronic systems for sale to automobile and truck original equipment manufacturers. In 2001, we completed our second full year of producing and selling our Climate Control Seat(TM) ("CCS(TM)") product, which provides year-round comfort by providing both heating and cooling to seat occupants. Since we started commercial production, we have shipped more than 200,000 units of our CCS product through 2001 to three customers, Johnson Controls, Inc., Lear Corporation and NHK Spring Company, Ltd.

     Johnson Controls supplies the Lincoln Mercury division of Ford Motor Company with our CCS product for installation in the Lincoln Navigator sports utility vehicles, while NHK supplies our CCS product to Toyota Motor Corporation for use in the Lexus LS 430 and Toyota Celsior luxury automobiles. We began shipments to Lear in November 2001 for the Lincoln Blackwood luxury utility vehicle, where our CCS product is a standard feature (100% installation) for the first time. Ford announced in March 2002 that the Lincoln Blackwood will be a limited production vehicle and is expected to cease production in December 2002.

     In January 2002, we announced that our CCS product would be available as an option in the newly-designed 2003 model year Ford Expedition sport utility vehicle. We expect to commence product shipments to Lear for installation in the 2003 Ford Expedition in March 2002, which will be available at dealer showrooms in early summer 2002. In March 2002, we announced that our CCS product would be offered as an option on the 2003 model year Infiniti Q45 and M45 luxury sedans and the all-new 2003 model year Lincoln Aviator sports utility vehicle. We are working with many other automotive manufacturers and their seat suppliers to have our CCS product included in other models commencing with the 2003 model year and beyond.

Climate Control Seat

     Our CCS product utilizes exclusive licensed and patented technology, as well as three of our own patents, on a variable temperature seat climate control system to enhance the comfort of vehicle passengers. We have an additional patent pending for further improvements we have made to the CCS technology. Our CCS product uses one or more solid-state thermoelectric devices, which generate heating or cooling depending upon the polarity of the current applied to the device.

     A thermoelectric device is the heart of a compact heat pump built by us for use in our CCS product. Air is forced through the heat pump and thermally conditioned in response to switch input from the seat occupant. The conditioned air circulates by a specially designed fan through ducts in the seat cushion and seat back, so that the surface can be heated or cooled. Each seat has individual electronic controls to adjust the level of heating or cooling. Our CCS product substantially improves comfort from conventional air conditioners by focusing the cooling directly on the passenger through the seat, rather than waiting until ambient air cools the seat surface behind the passenger.

     Our CCS product has reached the stage where it can be mass-produced for a particular automobile manufacturer. Because each vehicle model's seats are not the same, we must tailor the CCS components to meet each seat design. In the past three years, we have supplied prototype seats containing our CCS product to virtually every major automobile manufacturer and seat supplier. We have active development programs on twenty vehicle platforms, although we cannot be certain that our CCS product will be implemented on all of these vehicles.

     In March 2000, we entered into an agreement with Ford Motor Company, which gives us the exclusive right to supply our CCS product to Ford's first tier suppliers for installation in Ford, Lincoln and Mercury branded vehicles produced and sold in North America (other than Ford branded vehicles produced by AutoAlliance International, Inc.) through December 31, 2004. Ford is not obligated to purchase any CCS units, however, under the agreement.

Business Strategy

     Our strategy is to build upon our existing relationships with automobile manufacturers and their suppliers and to become the leading provider of climate-controlled seating to the automotive marketplace. Our strategy includes the following key elements:

     . Continuing to encourage automobile manufacturers to specify that their seat suppliers install our CCS product

     . Working with first tier seat suppliers to offer our product to their customers

     .  Completing development of the next generation of the CCS technology

     .  Increasing global penetration with automotive companies

     .  Continuing to expand our intellectual property

Corporate History

     We were incorporated in California in 1991 and originally focused our efforts on developing electric vehicles and high technology automotive systems. Because the electric vehicle market did not develop as rapidly as anticipated, we are now focusing our efforts on our CCS product, our only commercial product at the present time. Our headquarters are located at 5462 Irwindale Avenue, Irwindale, California 91706, telephone (626) 815-7400.

                                 The Offering

Common Stock offered by selling
securityholders..............................   10,157,047 shares

Use of Proceeds..............................   We will not receive any proceeds
                                                from the sale of shares in this
                                                offering. Upon any exercise of
                                                warrants, however, we will
                                                receive the exercise price of
                                                the warrants, which with respect
                                                to 3,576,990 shares is initially
                                                $2.00 per share and with respect
                                                to 326,087 shares is $1.15 per
                                                share.


The Nasdaq SmallCap Market symbol............   "ARGN"

                                  RISK FACTORS

     An investment in our common stock is highly speculative and subject to a high degree of risk. Only those who can bear the risk of the entire loss of their investment should participate. Prospective investors should carefully consider the following Risk Factors, in addition to the other information contained in this prospectus, before purchasing shares of our common stock.

Risks Relating to our Business
------------------------------

We are only in the early stage of commercialization and marketing of our products and our sales may not significantly increase

     Although we began operations in 1991, we have only engaged in the commercial manufacturing and marketing of our products since 1999. In December 1997, we received our first production orders for our CCS product, but shipments of production units in 1998 were very small. We had product revenues of $6,447,000 in 2001, $6,886,00 in 2000 and $336,000 in 1999. In 1998, we were selected by Ford to supply our CCS product to Johnson Controls for installation in the 2000 model year Lincoln Navigator and our CCS product was selected by the Toyota Motor Corporation to supply NHK for installation in the 2001 model year Lexus LS 430 and Toyota Celsior luxury automobiles. Our CCS product is currently being offered as an optional feature on these vehicles. There can be no assurance that sales will significantly increase or that we will become profitable.

We have incurred substantial operating losses since our inception and we are continuing to incur losses

     We have incurred substantial operating losses since our inception. We had operating losses of $7,387,000 in 2001, $9,575,000 in 2000 and $7,644,000 in
1999. As of December 31, 2001, we had accumulated deficits since inception of $62,845,000. Our accumulated deficits are attributable to the historical costs of developmental and other start-up activities, including the industrial design, development and marketing of discontinued products and a significant loss incurred on a major electric vehicle development contract.

     Thus, approximately $33.0 million of our accumulated deficit arose from past efforts in electric vehicles, integrated voice technology or radar, all discontinued products as of December 31, 2001. We have been in production of the CCS product for approximately 26 months and have fixed operating costs that can only be absorbed by higher volumes. Our breakeven point is considerably above our current production levels. As a result, we expect to incur significant losses in the near term, although we expect to generate operating profit in the fourth quarter of 2002. We will not be able to achieve a quarterly operating profit by year-end unless we are successful in significantly increasing our CCS product revenues by year-end.

     We have suffered net losses of $7,691,000, $11,274,000 and $7,575,000 and we have used cash in operating activities of $6,677,000, $9,370,000 and $7,491,000 in 2001, 2000 and 1999, respectively.

     We have funded our financial needs from inception primarily through net proceeds received through our initial public offering as well as other equity and debt financing. At December 31, 2001, we had cash and cash equivalents of $456,000 and working capital deficit of $839,000. Based on our current operating plan, we believe cash at December 31, 2001 along with the net proceeds from our February 2002 private placement will be sufficient to meet our operating needs through the end of 2002.

     The completion of our February 2002 private placement may have resulted in an "ownership change" of the Company under Section 382 of the Internal Revenue Code. As a result, the amount of our future annual income that may be offset by our prior net losses may be limited. This limit may be equal to our equity value on the change date multiplied by a "long term tax-exempt rate," which was 5.01% as of the change date.

Our ability to market our product successfully depends on acceptance of our product by automotive manufacturers and consumers

     We have engaged in a lengthy development process on our CCS product which involved developing a prototype for proof of concept and then adapting the basic system to actual seats provided by various automotive manufacturers and their seat suppliers. In the past three years, we have supplied prototype seats containing our CCS product to virtually every major automobile manufacturer and seat supplier. As a result of this process, we have been selected by a number of automotive manufacturers to supply a number of current vehicles.

     Our ability to market our CCS product successfully depends upon the willingness of automobile manufacturers to incur the substantial expense involved in the purchase and installation of our products and systems, and, ultimately, upon the acceptance of our product by consumers. Automobile manufacturers may be reluctant to purchase key components from a small, development stage company with limited financial and other resources. No assurances can be made that either automotive manufacturers or consumers will accept our CCS product.

     We commenced initial production shipments to Johnson Controls for Ford in late November 1999. We are working with many other automotive manufacturers and their seat suppliers in an effort to have the CCS product included in other models commencing with the 2003 model year and beyond. We currently have active development programs on over twenty vehicle platforms, but no assurance can be given that our CCS product will be implemented in all of these vehicles. While we have the only actively-cooled seat available, competitors are introducing ventilated seats, which provide some of the cooled-seat attributes and are very price competitive with our CCS product. Additionally, heat only devices are readily available from our competitors.

We may need additional financing in the future

     We have experienced negative cash flow from operations since our inception and have expended, and expect to continue to expend, substantial funds to continue our development and marketing efforts. We have not generated and do not expect to generate in the near future sufficient revenues from the sales of our principal products to cover our operating expenses. We had negative cash flows from operations of $6,677,000 in 2001, $9,370,000 in 2000 and $7,491,000
in 1999.

     On February 25, 2002, we completed the sale of 4,333,368 shares of common stock and warrants to purchase 2,166,684 shares of common stock in a private placement to selected institutional and accredited investors, resulting in gross proceeds of $6,500,052. The $6,500,052 excludes $2,580,903 representing the principal amount of a bridge loan and accrued interest on that loan, which was exchanged by the holder for 1,720,602 shares of common stock and warrants to purchase 860,301 shares of common stock. The warrants issued in the private placement have an exercise price of $2.00 per share and expire on February 25, 2007.

     Based on our current plans, we believe that the net funds raised with the February 2002 private placement will be sufficient to meet our operating needs until at least the end of 2002. The actual funds that we will need to operate during this period will be determined by many factors, some of which are beyond our control, and lower than expected sales of our product or higher than anticipated expenses could require us to need additional financing sooner.

The disruption or loss of relationships with vendors and suppliers for the components for our products could materially adversely affect our business

     Our ability to market and manufacture our products successfully is dependent on relationships with both third party vendors and suppliers. We rely on various vendors and suppliers for the components of our products and procure these components through purchase orders, with no guaranteed supply arrangements. Certain components, including thermoelectric devices, are only available from a limited number of suppliers. The loss of any significant supplier, in the absence of a timely and satisfactory alternative arrangement, or an inability to obtain essential components on reasonable terms or at all, could materially adversely affect our business, operations and cash flows. Our business and operations could also be materially adversely affected by delays in deliveries from our suppliers.

The planned outsourcing of production entails risks of production interruption and unexpected costs

     To date, we have been engaged in manufacturing in California for two years, producing moderate quantities. We are outsourcing production to lower-cost countries in order to be price competitive and expand our market beyond the luxury vehicle segment. The shift of production for North America to a supplier plant in Chihuahua, Mexico in the first quarter of 2002 entails risk of production interruption and unexpected costs. Similar risks exist for planned production shifts to China for Asian production later in 2002.

     Automobile manufacturers demand on-time delivery of quality products, and some have required the payment of substantial financial penalties for failure to deliver components to their plants on a timely basis. Such penalties, as well as costs to avoid them, such as working overtime and overnight air freighting parts that normally are shipped by other less expensive means of transportation, could have a material adverse effect on our business and financial condition. Moreover, the inability to meet demand for our products on a timely basis would materially adversely affect our reputation and prospects.

We are not sure we will be able to persuade potential customers of the merits of our products and justify their costs to increase our sales

     Because of the sophisticated nature and early stage of development of our products, we will be required to educate potential customers and demonstrate that the merits of our products justify the costs associated with such products. We have relied on, and will continue to rely on, automobile manufacturers and their dealer networks to market our products. The success of any such relationship will depend in part on the other party's own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and/or marketed by any such party. There can be no assurance that we will be able to continue to market our products properly so as to generate meaningful product sales increases.

The sales cycle for our products is lengthy and the lengthy cycle impedes growth in our sales

     The sales cycle in the automotive components industry is lengthy and can be as long as five years or more for products that must be designed into a vehicle, because some companies take that long to design and develop a vehicle. Even when selling parts that are neither safety-critical nor highly integrated into the vehicle, there are still many stages that an automotive supply company must go through before achieving commercial sales. The sales cycle is lengthy because an automobile manufacturer must develop a high degree of assurance that the products it buys will meet customer needs, interface as easily as possible with the other parts of a vehicle and with the automobile manufacturer's production and assembly process, and have minimal warranty, safety and service problems. As a result, from the time that a manufacturer develops a strong interest in our CCS product, it normally will take several years before our CCS product is available to consumers in that manufacturer's vehicles.

     In the automotive components industry, products typically proceed through five stages of research and development. Initial research on the product concept comes first, to assess its technical feasibility and economic costs and benefits. This stage often includes development of an internal prototype for the component supplier's own evaluation. If the product appears feasible, the component supplier manufactures a functioning prototype to demonstrate and test the product's features. These prototypes are then marketed and sold to automotive companies for testing and evaluation. If an automobile manufacturer shows interest in the product, it typically works with the component supplier to refine the product, then purchases second and subsequent generation engineering prototypes for further evaluation. Finally, the automobile manufacturer either decides to purchase the component for a production vehicle or terminates the program.

     The time required to progress through these five stages to commercialization varies widely. Generally, the more a component must be integrated with other vehicle systems, the longer the process takes. Further, products that are installed by the factory usually require extra time for evaluation because other vehicle systems are affected, and a decision to introduce the product into the vehicle is not easily reversed. Because our CCS product affects other vehicle systems and is a factory-installed item, the process takes a significant amount of time to commercialization.

Our industry is subject to intense competition, and our products may be rendered obsolete by future technological developments in the industry

     The automotive component industry is subject to intense competition. Virtually all of our competitors are substantially larger in size, have substantially greater financial, marketing and other resources than we do, and have more extensive experience and records of successful operations than we do. Several competitors have introduced ventilated seats in an effort to respond to our proprietary cooled seat technology. Competition extends to attracting and retaining qualified technical and marketing personnel. There can be no assurance that we will successfully differentiate our products from those of our competitors, that the marketplace will consider our current or proposed products to be superior or even comparable to those of our competitors, or that we can succeed in establishing relationships with automobile manufacturers. Furthermore, no assurance can be given that competitive pressures we face will not adversely affect our financial performance.

     Due to the rapid pace of technological change, as with any technology-based product, our products may even be rendered obsolete by future developments in the industry. Our competitive position would be adversely affected if we were unable to anticipate such future developments and obtain access to the new technology.

Any failure to protect our intellectual property could harm our business and competitive position

     As of December 31, 2001, we owned seven U.S. patents and had four U.S. patents pending and our subsidiary BSST LLC had six U.S. patents pending. We were also licensees of three patents and joint owners with Honda Motor Co. of two U.S. patents and five Japanese patent applications. We also owned five foreign patents and had sixteen foreign patent applications pending. We believe that patents and proprietary rights have been and will continue to be very important in enabling us to compete. There can be no assurance that any new patents will be granted or that our or our licensors' patents and proprietary rights will not be challenged or circumvented or will provide us with meaningful competitive advantages or that pending patent applications will issue. Furthermore, there can be no assurance that others will not independently develop similar products or will not design around any patents that have been or may be issued to our licensors or us. Failure to obtain patents in certain foreign countries may materially adversely affect our ability to compete effectively in certain international markets. We are aware that an unrelated party filed a patent application in Japan on March 30, 1992, with respect to technology similar to our CCS technology. We hold current and future rights to licensed technology through licensing agreements requiring the payment of minimum royalties and must continue to comply with those licensing agreements. Failure to do so or loss of such agreements could materially and adversely affect our business.

     Because of rapid technological developments in the automotive industry and the competitive nature of the market, the patent position of any component manufacturer is subject to uncertainties and may involve complex legal and factual issues. Consequently, although we either own or have licenses to certain patents, and are currently processing several additional patent applications, it is possible that no patents will issue from any pending applications or that claims allowed in any existing or future patents issued or licensed to us will be challenged, invalidated, or circumvented, or that any rights granted thereunder will not provide us adequate protection. There is an additional risk that we may be required to participate in interference proceedings to determine the priority of inventions or may be required to commence litigation to protect our rights, which could result in substantial costs.

Our products may conflict with patents that have been or may be granted to competitors or others

     Other persons could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of our products for allegedly conflicting with patents held by them. Any such litigation could result in substantial cost to us and diversion of effort by our management and technical personnel. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that we would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. Failure to obtain needed patents, licenses or proprietary information held by others may have a material adverse effect on our business. In addition, if we become involved in litigation, it could consume a substantial portion of our time and resources. However, we have not received any notice that our products infringe on the proprietary rights of third parties.

We rely on trade secrets protection through confidentiality agreements, and these agreements could be breached

     We also rely on trade secrets that we seek to protect, in part, through confidentiality and non-disclosure agreements with employees, customers and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information that may not be resolved in our favor. We may be involved from time to time in litigation to determine the enforceability, scope and validity of proprietary rights. Any such litigation could result in substantial cost and diversion of effort by our management and technical personnel. Additionally, with respect to licensed technology, there can be no assurance that the licensor of the technology will have the resources, financial or otherwise, or desire to defend against any challenges to the rights of such licensor to its patents.

Our customers typically reserve the right unilaterally to cancel contracts or reduce prices, and the exercise of such right could reduce or eliminate any financial benefit to us anticipated from such contract

     Automotive customers typically reserve the right unilaterally to cancel contracts completely or to require unilateral price reductions. Although they generally reimburse companies for actual out-of-pocket costs incurred with respect to the particular contract up to the point of cancellation, these reimbursements typically do not cover costs associated with acquiring general purpose assets such as facilities and capital equipment, and may be subject to negotiation and substantial delays in receipt by us. Any unilateral cancellation of, or price reduction with respect to, any contract that we may obtain could reduce or eliminate any financial benefits anticipated from such contract and could have a material adverse effect on our financial condition and results of operations.

Our success will depend in large part on retaining key personnel, which may be affected by the planned relocation of our corporate offices

     Our success will depend to a large extent upon the continued contributions of key personnel. The loss of the services of Dr. Lon E. Bell, the head of BSST LLC, our research and development subsidiary, would have a material adverse effect on the success of Amerigon. We have obtained key-person life insurance coverage in the amount of $2,000,000 on the life of Dr. Bell.

     Our success will also depend, in part, upon our ability to retain qualified engineering and other technical and marketing personnel. There is significant competition for technologically qualified personnel in our business and we may not be successful in recruiting or retaining sufficient qualified personnel.

     By December 2002, we will relocate our corporate offices to the Detroit area while technical development will remain in Southern California. With this move, key personnel not willing to relocate will need to be replaced and we may not be successful in recruiting or retaining sufficient qualified personnel. Also, close coordination between our Detroit corporate offices and our Southern California team will be required.

Our reliance on outside major contractors may impair our ability to complete certain projects and manufacture products on a timely basis

     We have in the past engaged certain outside contractors to perform product assembly and other production functions for us, and we anticipate that we may desire to engage contractors for such purposes in the future. We believe that there are a number of outside contractors that provide services of the kind that have been used by us in the past and that we may desire to use in the future. However, no assurance can be given that any such contractors would agree to work for us on terms acceptable to us or at all. Our inability to engage outside contractors on acceptable terms or at all would impair our ability to complete any development and/or manufacturing contracts for which outside contractors' services may be needed. Moreover, our reliance upon third party contractors for certain production functions will reduce our control over the manufacture of our products and will make us dependent in part upon such third parties to deliver our products in a timely manner, with satisfactory quality controls and on a competitive basis.

Our business exposes us to potential product liability risks

     Our business will expose us to potential product liability risks which are inherent in the manufacturing, marketing and sale of automotive components. In particular, there may be substantial warranty and liability risks associated with our products. If available, product liability insurance generally is expensive. While we presently have $6,000,000 of product liability coverage with an additional $2,000,000 in product recall coverage, there can be no assurance that we will be able to obtain or maintain such insurance on acceptable terms with respect to other products we may develop, or that any insurance obtained will provide adequate protection against any potential liabilities. When and if high volume production begins, we may elect to purchase additional insurance coverage. This is expected to occur with the current policy renewal period of May 1, 2002. In the event of a successful claim against us, a lack or insufficiency of insurance coverage could have a material adverse effect on our business and operations.

Because many of the largest automotive manufacturers are located in foreign countries, our business is subject to the risks associated with foreign sales

     Many of the world's largest automotive manufacturers are located in foreign countries. Accordingly, our business is subject to many of the risks of international operations, including governmental controls, tariff restrictions, foreign currency fluctuations and currency control regulations. However, historically, substantially all of our sales to foreign countries have been denominated in U.S. dollars. As such, our historical net exposure to foreign currency fluctuations has not been material. No assurance can be given that future contracts will be denominated in U.S. dollars, however.

Our use of contractors located in foreign countries will subject us to the risks of international operations

     Furthermore, we are engaging contractors located in foreign countries. Accordingly, we will be subject to all of the risks inherent in international operations, including work stoppages, transportation delays and interruptions, political instability, foreign currency fluctuations, economic disruptions, the imposition of tariffs and import and export controls, changes in governmental policies and other factors which could have an adverse effect on our business.

Risks Relating to Share Ownership
---------------------------------

Our significant shareholders control the company

     Big Beaver Investments LLC and Westar Capital II LLC each own 4,500 shares of Series A Preferred Stock, which are convertible into common stock at an
initial conversion price of $1.675 per common share.   On February 25, 2002, we
entered into a separate agreement with Big Beaver pursuant to which it acquired an additional 1,720,602 shares of common stock and warrants to purchase an additional 860,301 shares of common stock at a price of $2.00 per share. Big Beaver and Westar Capital have the right to elect a majority of our directors as well as preemptive rights on future financings, so as to maintain their percentage ownership and have registration rights. Based upon the terms of the Series A Preferred Stock, Big Beaver and Westar Capital together in the aggregate held approximately 46% of our common equity (on an as converted basis, excluding options and warrants) as of February 28, 2002.

Our quarterly results may fluctuate significantly, and our small public "float" adversely affects liquidity of our common stock and stock price

     Our quarterly operating results may fluctuate significantly in the future due to such factors as acceptance of our product by automotive manufacturers and consumers, timing of our product introductions, availability and pricing of components from third parties, competition, timing of orders, foreign currency exchange rates, technological changes and economic conditions generally. Broad market fluctuations in the stock markets can, obviously, adversely affect the market price of our common stock. In addition, failure to meet or exceed analysts' expectations of financial performance may result in immediate and significant price and volume fluctuations in our common stock.

     Without a significantly larger number of shares available for trading by the public, or public "float," our common stock is less liquid than stocks with broader public ownership, and as a result, trading prices of the common stock may significantly fluctuate and certain institutional investors may be unwilling to invest in such a thinly traded security.

We have anti-takeover defenses that could make it more difficult for a third party to acquire a majority of our outstanding voting stock

     The Series A Preferred Stock, which is outstanding, confers upon its holders the right to elect five of seven members of the Board of Directors. In addition, the Series A Preferred Stock will vote together with the shares of common stock on any other matter submitted to shareholders. As of February 28, 2002, the holders of the Series A Preferred Stock had approximately 46% of our voting shares and had the ability to approve or prevent any subsequent change of control.

     In addition, our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Future sales of eligible shares may lower the price of our common stock

     On February 25, 2002, we completed the sale of 4,333,368 shares of common stock and warrants to purchase 2,166,684 shares of common stock in a private placement to selected institutional and accredited investors, resulting in gross proceeds of $6,500,052. The $6,500,052 excludes $2,580,903 representing the principal amount of a bridge loan and accrued interest on that loan, which was exchanged by the holder for 1,720,602 shares of common stock and warrants to purchase 860,301 shares of common stock. As partial compensation for services rendered in the private placement, Roth Capital Partners, LLC, was granted a warrant to purchase up to 550,005 shares of our common stock. The warrants issued in the private placement have an exercise price of $2.00 per share and
expire on February 25, 2007.   Although the shares issued in the private
placement are restricted under the Securities Act, we have agreed that, on or before March 27, 2002, we will file with the Securities and Exchange Commission a registration statement under the Securities Act to permit the resale of the common stock issued in the private placement (including those shares issuable upon exercise of the warrants). The shares will become eligible for resale when the Securities and Exchange Commission declares the registration statement effective.

     In March 2001, Tokyo-based Ferrotec Corporation acquired 200,000 restricted shares of our common stock. The subscription agreement grants Ferrotec demand registration rights beginning one year from the closing of the subscription agreement and piggy-back registration rights if we propose to register any securities before then.

     Our Series A Preferred Stock is convertible into 5,373,134 shares of common stock and the holders thereof possess demand and piggyback registration rights.

     As part of the agreement with Ford dated March 2000, we granted warrants to Ford exercisable for our common stock. Warrants for the right to purchase 108,000 shares of common stock at an exercise price of $2.75 per share were issued and fully vested in 2000. Additional warrants will be granted and vested based upon purchases by Ford of a specified number of CCS units throughout the length of the agreement. If Ford achieves all of the incentive levels required under the agreement, warrants will be granted and vested for an additional 1,300,000 shares of common stock.

     Employees and directors (who are not deemed affiliates) hold options to buy 830,622 shares of common stock at December 31, 2001. We may issue options to purchase up to an additional 579,158 shares of common stock at December 31, 2001 under our stock option plans. The common stock to be issued upon exercise of these options, has been registered, and therefore, may be freely sold when issued. As of February 28, 2002, we also have outstanding additional warrants to buy 867,309 shares of common stock with exercise prices ranging from $1.15 to $5.30 and have expiration dates ranging from November 6, 2003 to March 27, 2007.

     Future sales of the shares described above could depress the market price of our common stock.

We do not anticipate paying dividends on our common stock

     We have never paid any cash dividends on our common stock and do not anticipate paying dividends in the near future.

Delisting from an active trading market may adversely affect the liquidity and trading price of our common stock

     Although our common stock is quoted on The Nasdaq SmallCap Market, there can be no assurance that we now, or in the future will be able to, meet all requirements for continued quotation thereon. In November 2001, we were informed by Nasdaq that it was reviewing our eligibility for continued listing on The Nasdaq SmallCap Market. Effective November 1, 2002, we also will need to comply with a Nasdaq requirement requiring the maintenance of a minimum stockholders' equity of $2,500,000. In the absence of an active trading market or if our common stock cannot be traded on The Nasdaq SmallCap Market, our common stock could instead be traded on secondary exchanges, such as the OTC Bulletin Board. In such event, the liquidity and trading price of our common stock in the secondary market may be adversely affected. In addition, if our common stock is delisted, broker-dealers have certain regulatory burdens imposed on them which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity thereof.


                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered by the selling securityholders pursuant to this prospectus. The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholder for brokerage, accounting or tax services or any other expenses incurred by the selling securityholders in disposing of the shares of common stock, except as described below. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including without limitation, all registration and filing fees, Nasdaq listing fees, reasonable fees and expenses of one counsel for the selling securityholders, the reasonable expenses of the selling securityholders incurred in connection with the registration of the shares covered by this prospectus, fees and expenses of our counsel and our accountants.

     Of the 10,157,047 shares of common stock covered by this prospectus, 3,903,077 shares are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants. Upon any exercise of the warrants, we will receive the exercise price, which with respect to 3,576,990 shares is initially $2.00 per share and with respect to 326,087 shares is $1.15 per share, or $7,528,980.05 in the aggregate. To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.

                            SELLING SECURITYHOLDERS

     The shares of common stock or interests therein offered pursuant to this prospectus have been issued to the selling securityholders (or their assignees) directly by us. All 10,157,047 shares of our common stock covered by this prospectus were issued, or are isssuable upon the exercise of warrants, delivered to certain selling securityholders in a private placement completed in February 2002 pursuant to an exemption from registration contained in Regulation D promulgated under Section 4(2) of the Securities Act.

     On February 25, 2002, we completed the sale of 4,333,368 shares of common stock and warrants to purchase 2,166,684 shares of common stock in a private placement to selected institutional and accredited investors, resulting in gross proceeds of $6,500,052. The $6,500,052 excludes $2,580,903 representing the principal amount of a bridge loan made to us by Big Beaver Investments LLC ("Big Beaver") and accrued interest on that loan, which was exchanged by Big Beaver for 1,720,602 shares of common stock and warrants to purchase 860,301 shares of common stock. As partial compensation for services rendered in the private placement, Roth Capital Partners, LLC, was granted a warrant to purchase up to 550,005 shares of our common stock. The warrants issued in the private placement have an exercise price of $2.00 per share and expire on February 25, 2007. In connection with the bridge loan, Big Beaver received a warrant to purchase 326,087 shares of common stock at a price of $1.15 per share. In March 2001, Ferrotec Corporation purchased for cash 200,000 shares of common stock. We granted registration rights to the selling securityholders with respect to the resale of shares of our common stock issued to the selling securityholders and issuable to them upon coversion of the warrants .

     Until February 25, 2003, MicroCapital Fund LP and MicroCapital Fund Ltd. have agreed not to dispose of or transfer any of the shares of common stock or warrants issued to them in the February 2002 private placement or enter into any swap or any other transaction that transfers the economic consequences of ownership of that common stock or warrants, unless in each case they obtain the prior written consent of certain other selling securityholders.

     In accordance with the registration rights granted to the selling securityholders, we have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of common stock offered by this prospectus. We have agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the shares are no longer required to be registered for resale thereof by the selling securityholders.

     The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares of common stock that may be issued as a result of stock splits, stock dividends, or similar transactions.

     The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling securityholders as of March 20, 2002 and the number of shares which may be offered pursuant to this prospectus for the account of each of the selling securityholders from time to time. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares, as well as any shares as to which the selling securityholder has the right to acquire beneficial interest within 60 days after March 20, 2002, through the exercise or conversion of any stock option, warrant, preferred stock or other right. Except as described in the footnotes to the table, to the best of our knowledge, none of the selling securityholders has had any position, office or other material relationship with our Company or any of our affiliates.

                                                                                                                Percentage of
                                      Number of Shares     Maximum Number of Shares    Number of Shares      Class Beneficially
                                     Beneficially Owned      Which May Be Sold in     Beneficially Owned       Owned After the
      Selling Securityholder          Prior to Offering          This Offering        After the Offering(1)     Offering (1)
Big Beaver Investments, LLC              5,826,890(2)              2,906,990(3)            2,919,900             19.8%(2)
Ferrotec Corporation(4)                    200,000                   200,000                       0                *
MicroCapital Fund LP(5)(12)                590,502                   550,002                  40,500                *
MicroCapital Fund Ltd.(6)(12)              469,700                   450,000                  19,700                *
Roth Capital Partners, LLC(7)              550,005                   550,005                       0                *
Special Situations Cayman Fund,
  L.P.(8)(13)                              850,050                   850,050                       0                *
Special Situations Fund III,
  L.P.(9)(13)                            2,800,050                 2,800,050                       0                *
Special Situations Private Equity
  Fund, L.P.(10)(13)                     1,399,950                 1,399,950                       0                *
Special Situations Technology
  Fund, L.P.(11)(13)                       450,000                   450,000                       0                *

*Less than one percent.

(1) Assumes that each selling securityholder will sell all shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by such securityholder.

(2) Includes 1,269,721 shares of common stock issuable upon exercise of warrants held by Big Beaver, 1,870,602 shares of common stock and 2,686,567 shares of common stock issuable upon conversion of 4,500 shares of Series A Preferred Stock. The shares of common stock issuable upon conversion of the Series A Preferred Stock are not being offered by this prospectus. Oscar B. Marx, III and Paul Oster, President and Chief Financial Officer, respectively, of Big Beaver, are directors of the Company, and Mr. Marx is currently serving as interim Chief Executive Officer of the Company. The address of Big Beaver is c/o Rockefeller
& Co., Inc., Room 5425, 30 Rockefeller Plaza, New York, New York 10112.

(3) Includes 1,186,388 shares issuable upon exercise of warrants held by Big Beaver.

(4) In March 2001, we entered into a manufacturing and supply agreement with Ferrotec Corporation. In exchange for a $2.0 million fee, we granted Ferrotec the exclusive right to manufacture CCS products for ultimate distribution to our customers within certain Asian countries subject to Ferrotec's obligation to be competitive in all important supplier attributes. The address of Ferrotec Corporation is 1-4-14 Kyobashi, Chuo-Ku, Tokyo 104-0031, Japan.

(5) Includes 183,334 shares of common stock issuable upon conversion of a warrant. The address of MicroCapital Fund LP is 410 Jessie Street, Suite 1002, San Francisco, California 94103.

(6) Includes 150,000 shares of common stock issuable upon conversion of a warrant. The address of MicroCapital Fund Ltd. is 410 Jessie Street, Suite 1002, San Francisco, California 94103.

(7) All shares of common stock issuable upon conversion of a warrant. The address of Roth Capital Partners, LLC is 24 Corporate Plaza, Newport Beach, California 92660.

(8) Includes 283,350 shares of common stock issuable upon conversion of a warrant. The address for Special Situations Cayman Fund, L.P. is c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Bank Building, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies.

(9) Includes 933,350 shares of common stock issuable upon conversion of a warrant. The address for Special Situations Fund III, L.P. is 153 E. 53rd Street, 55th Floor, New York, New York 10022.

(10) Includes 466,650 shares of common stock issuable upon conversion of a warrant. The address for Special Situations Private Equity Fund, L.P. is 153 E. 53rd Street, 55th Floor, New York, New York 10022.

(11) Includes 150,000 shares of common stock issuable upon conversion of a warrant. The address for Special Situations Technology Fund, L.P. is 153 E. 53rd Street, 55th Floor, New York, New York 10022.

(12) MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP and MicroCapital Fund Ltd. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds.

(13) MGP Advisors Limited ("MGP") is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. ("SSTA") is the general partner of and
investment adviser to the Special Situations Technology Fund, L.P.   MG Advisers
("MG"), L.L.C. is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, SSTA, AWM and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term "selling securityholders" includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customarily received in the types of transactions involved.

     The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

       . on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

       .  in the over-the-counter market;

       . in transactions otherwise than on these exchanges or systems or in the over-the-counter market, including negotiated sales;

       . through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

       .  through the settlement of short sales.

     In connection with the sale of our common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders also may pledge or hypothecate shares to a broker-dealer or other financial institution, and, upon default, such broker-dealer or other financial institution may effect sales of the pledge shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate.

     The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants, which with respect 3,576,990 shares is initially $2.00 per share and with respect to 326,087 shares is $1.15 per share.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulations, particularly Regulation M.

     We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

     We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) the date all of the shares covered by this prospectus have been sold and (2) the date on which all of the shares covered by this prospectus may be sold pursuant to Rule 144(k) of the Securities Act.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

General

     Our current authorized capital consists of 20,000,000 authorized shares of common stock and 5,000,000 shares of preferred Stock. We are currently in the process of amending our Articles of Incorporation to increase our authorized shares of common stock to 30,000,000.

Common Stock

     As of March 20, 2002 we had 10,771,230 shares of common stock issued and outstanding.

     Voting Rights. The holders of our common stock are entitled to one vote for each share held at all meetings of our stockholders. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock, persons who hold more than 50% of the outstanding stock entitled to elect members of the board of directors can elect all of the directors who are up for election in a particular year.

     Dividends. The holders of common stock are entitled to receive dividends if, as and when declared by our Board of Directors, subject to the rights of the holders of any other class of our shares entitled to receive dividends in priority to the common stock. However, this dividend right is subject any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

     Liquidation. Upon liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive the assets of the Company remaining after the rights of the holders of any other class or shares entitled to receive assets in priority to the holders of our common stock have been satisfied.

     Other Rights and Restrictions. Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. The rights, preferences and privileges of the common stock are subject to the rights of holders of shares of any series of preferred stock which may be outstanding.

Warrants

     Of the 10,157,047 shares of common stock covered by this prospectus, 3,576,990 shares are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants originally issued on February 25, 2002, at an exercise price of $2.00 per share, subject to adjustment in specified circumstances. These warrants may be exercised at any time prior to their expiration date by delivering the warrant certificates to us, together with a completed election to purchase and full payment of the exercise price. These warrants will expire on February 25, 2007. At our option, if the market price of our common stock exceeds $4.00 per share for at least 20 consecutive trading sessions after the effective date of the registration statement of which this prospectus is a part, we can redeem the warrants at a redemption price equal to $0.01 per share per share of common stock then purchasable pursuant the warrants, subject to the rights of the selling securityholders to exercise their warrants prior to the redemption date.

     Of the 10,157,047 shares of common stock covered by this prospectus, 326,087 shares are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants originally issued on September 30, 2001, at an exercise price of $1.15 per share, subject to adjustment in specified circumstances. These warrants may be exercised at any time prior to their expiration date by delivering the warrant certificate to us, together with a completed election to purchase and full payment of the exercise price. These warrants will expire on December 20, 2006.

Registration Rights

     Under the terms of registration rights agreements with the selling securityholders, we have filed with the Securities and Exchange Commission a registration statement on Form S-3, with respect to the resale or other disposal of the shares of common stock or interests therein offered by this prospectus from time to time on the The Nasdaq SmallCap Market, in privately negotiated transactions or otherwise. We have also agreed to prepare and file amendments and supplements to this registration statements to the extent necessary to keep the registration statement effective until the shares are no longer required to be registered for the resale or other disposal thereof by the selling securityholders.

     We have also agreed, upon written demand of the selling securityholders, to file one or more registration statements on Form S-3 with the Securities and Exchange Commission covering the resale or other disposal of any shares of common stock or interest therein that may be issued upon conversion of warrants due to the price-related anti-dilution protection provisions of those warrants.

     The registration statement described above must have been filed with and been declared effective by the Securities and Exchange Commission by dates calculated under the registration rights agreements. If these filing dates and effective dates are not met, we are required to pay to certain selling securityholders liquidated damages in an amount equal to 2.0% of the aggregate amount paid to us by those selling securityholders for their securities for any 30-day period or a proportionate amount for any pro rata portion thereof by which the applicable dates have lapsed.

                                 LEGAL MATTERS

     The validity of the shares of common stock intended to be sold pursuant to this prospectus has been passed upon for us by O'Melveny & Myers LLP.

                                    EXPERTS

     The financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K of Amerigon Incorporated for the year ended December 31,

2001 have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION


     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the shares of common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

     We are subject to the information requirements of the Securities Exchange Act of 1934 and therefore we file reports, proxy statements and other information with the Commission. You can inspect and copy, at prescribed rates, the reports, proxy statements and other information that we file at the public reference facilities maintained by the Commission at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also makes electronic filings publicly available on its Web site at http://www.sec.gov.
Our common stock is traded on The Nasdaq SmallCap Market under the symbol "ARGN." Reports, proxy and information statements and other information about us also may be inspected at the offices of the National Association of Securities Dealers, Inc. or the offices of The Nasdaq SmallCap Market Reports Section located at 1735 K Street, N.W., Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

     The following document, which we have filed with the Commission, is incorporated by reference into this prospectus:

     . our annual report on Form 10-K for the fiscal year ended December 31, 2001.

     All documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of the initial registration statement for this prospectus but before the effective date of the registration statement shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of
filing such documents.   In addition, all documents that we file with the
Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the shares of common stock shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at Amerigon Incorporated, 5462 Irwindale Avenue, Irwindale, California 91706, telephone number (626) 815-7400.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the

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extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

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